Exhibit 10.2

AMENDMENT NO. 1 TO THE LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment No. 1”) is entered into this  4th day of August, 2016 (“Amendment Effective Date”) and amends the Commercialization Agreement dated March 8, 2013, the current parties to which are Clinigen Group PLC, (“Clinigen”), and Theravance Biopharma Ireland Limited (referred to as “Theravance”). (the “Agreement”).  Unless otherwise specifically stated herein, capitalized terms used herein and not defined shall have the same meaning set forth in the Agreement.  References to “Sections” and “Exhibits” herein shall mean the corresponding sections and exhibits set forth in the Agreement.

WHEREAS, Theravance and Clinigen have mutually agreed to terminate the Agreement; and

WHEREAS, the Parties have agreed to work together in transition of the Licensed Product, Marketing Authorization(s) and related matters in contemplation of such termination, in accordance with the Agreement as amended herein.

NOW THEREFORE, the Parties agree as follows:

1.                                      Section 4.01(a) is hereby amended by revising the last sentence of Section 4.01(a) as follows:

Promptly after the Amendment Effective Date, Clinigen will use Diligent Efforts to transfer the relevant Marketing Authorization(s) to Theravance or Theravance’s designee in the Territory as soon as reasonably practicable and upon such transfer, Theravance or Theravance’s designee will become the Marketing Authorization(s) holder for such Marketing Authorization(s).  Theravance on behalf of itself and any designee hereby agrees to accept such transfer of the Marketing Authorization(s). The parties agree to work together in good faith to achieve this aim.  For the purpose of clarity and other than as set forth in Section 4.01(c), this transfer of the relevant Marketing Authorization(s) from Clinigen to Theravance will not require any payment from Theravance to Clinigen nor from Clinigen to Theravance.

2.                                      Section 4.01(c) will be amended as follows:

Funding Responsibility.  As of the Amendment Effective Date, Theravance shall bear all costs and expenses associated with maintaining and obtaining any further Marketing Authorization(s) Approvals for the Licensed Product in each Country of the Territory and after such date Clinigen shall have no obligation with respect to such costs and expenses.

3.                                      The parties acknowledge and agree that Section 14.05(b) of the Agreement will govern the mutual termination of the Agreement effected by this Amendment No. 1.  Clinigen understands that Theravance hereby elects to have all provisions of Section 14.05(b) apply to the termination for purposes of determining the respective rights, obligations and responsibilities of the parties after the Amendment Effective Date, and both parties agree to be bound thereby.

4.                                      Notwithstanding the termination of the Agreement hereby, Clinigen agrees to continue to perform the following activities on Theravance’s behalf until such activities can be transitioned to Theravance or Theravance’s designee.  On or before the Amendment Effective Date, Clinigen will provide Theravance with a written list of all current agreements and obligations related to its rights and responsibilities under the Agreement.  Theravance will be responsible for Clinigen’s reasonable out of pocket costs and expenses associated with performing these activities, subject to Theravance’s receipt of reasonably detailed invoices from Clinigen:

(i)                                     Perform those activities that are the responsibility of Clinigen with respect to exchange of drug safety information as set forth in Section 8.03 of the Agreement and in the Safety Data Exchange Agreement between the Parties dated October 1, 2013 (the “SDEA”).

(ii)                                  Respond to medical information inquiries with respect to Licensed Product that may be received by Clinigen’s Medical Information Department;

(iii)                               Maintain sole responsibility for all Regulatory Filings as set forth in Section 8.01 of the Agreement;

(iv)                              Continue to support Theravance with required or relevant on-going interactions with Government Authorities (including but not limited to the Medicines & Healthcare Products Regulatory Agency or the European Medicines Agency) during the time period between the Amendment Effective Date and the transfer of the Marketing Authorization(s) to Theravance); and

(v)                                 Sell Licensed Product in the Territory solely in response to unsolicited purchase requests by prescribers who have demonstrated a critical medical need for a specific patient(s) (“Medically Necessary Supply Program”), until such time as Theravance or Theravance’s designee becomes the Market Authorization(s) holder.

For clarity, except with respect to Licensed Product supply under the Medically Necessary Supply Program, Commercialization, marketing and sale of Licensed Product by Clinigen shall cease as of the Amendment Effective Date

The terms and conditions of the Agreement shall apply to Clinigen’s conduct of the activities described in this Paragraph 4 as though the Agreement were in full force and effect.

5.                                      Theravance shall not encourage the sale of, or attempt to sell, Licensed Product under any Clinigen discount or rebate agreement that may be in effect on or after the Amendment Effective Date.

6.                                      With respect to Licensed Product transferred to Theravance hereunder that bears Clinigen labeling and Clinigen registration numbers (“Clinigen-Labeled Licensed Product”), Clinigen shall be liable for governmental rebate and chargeback claims associated with Clinigen-Labeled Licensed Product that are received on or before the effective date of transfer of the relevant Marketing Authorization(s).  Thereafter, Theravance shall be liable for all governmental rebate and chargeback claims associated with Clinigen-Labeled Licensed Product.  Clinigen shall promptly forward to Theravance any invoices for such Clinigen-Labeled Licensed Product rebate and chargeback claims that are Theravance’s financial responsibility.

7.                                      The Parties shall mutually agree on any public account of the termination of the Agreement.  Theravance and Clinigen will refrain from any other external communications related to the termination of the Agreement, this Amendment No. 1 and the transition of the Licensed Product from Clinigen back to Theravance without the prior approval of both Parties, which approval will not be unreasonably withheld or conditioned. Clinigen acknowledges that Theravance or its affiliates may be required by law to file a copy of this Amendment No. 1 with the U.S. Securities and Exchange Commission and hereby consents to that filing, if required.

8                                         Theravance and Clinigen entered into a Supply Agreement dated April 4, 2014, as amended (“the Supply Agreement”) in conjunction with the Commercialization Agreement.   The Parties acknowledge and agree that pursuant to Section 6.1 of the Supply Agreement, the Supply Agreement shall terminate simultaneously with termination of the Commercialization Agreement.

9.                                      The Parties acknowledge and agree that pursuant to Section 11.2 of the SDEA, the SDEA shall also terminate simultaneously with termination of the Commercialization Agreement other than as set forth in Section 11.3 of the SDEA.

10.                               The Parties acknowledge and agree that there are no Clinigen Patents or Clinigen Inventions as contemplated under the Agreement.

11.                               By this Amendment No. 1 and effective as of the Amendment Effective Date, the parties have terminated the Agreement subject to (i) the amendments contained herein (which are intended to clarify certain rights and obligations of the parties after this termination) and (ii) Section 14.06 of the Agreement (which governs other accrued rights and surviving obligations of the parties after this termination).

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Theravance and Clinigen have executed this Amendment No. 1 by their duly authorized representatives as of the Amendment Effective Date.

THERAVANCE BIOPHARMA IRELAND LIMITED		CLINIGEN GROUP, PLC

By:	/s/ Ann Brady	By:	/s/ Peter George

Name:	Ann Brady	Name:	Peter George

Title:	President, TBIL	Title:	CEO